Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Announces Closing of Senior Notes Offering  and Early Tender Results for Its Cash Tender Offers

PRINCETON, NJ; May 23, 2016—NRG Energy, Inc. (NYSE: NRG), today announced that it closed the previously announced offering of $1.0 billion in aggregate principal amount of 7.25% senior notes due 2026 (the “New Notes”). The New Notes will be senior unsecured obligations of NRG and will be guaranteed by certain of its subsidiaries.

NRG also announced the early tender results of its previously announced tender offers to purchase certain of its outstanding senior notes listed in the table below (the “Tender Offers”) for aggregate cash consideration of up to $1.0 billion (the “Maximum Tender Cap”) with the net proceeds from the issuance of the New Notes, together with cash on hand. The table below sets forth the results of the Tender Offers, according to information provided by the tender agent, as of the “early tender deadline” of 5:00 p.m., New York City time, on May 20, 2016.

Title of Notes	Aggregate Principal Amount Outstanding (in millions)	Principal Amount of Notes Tendered (in millions)	Principal Amount of Notes Accepted (in millions)	Initial Tender Offer Cap (in millions)	Total Consideration(1)	Total Payment (in millions)(2)
Fixed-Price Tender Offers
7.625% Senior Notes due 2018	$954	$548	$275	$300	$1,090.00	$308
8.250% Senior Notes due 2020	$1,058	$521	$239	$250	$1,043.75	$254
7.875% Senior Notes due 2021	$1,128	$620	$240	$250	$1,041.88	$250
Dutch Auction Tender Offer
6.250% Senior Notes due 2022	$1,060	$214	$68		$992.50	$69
6.625% Senior Notes due 2023	$898	$144	$29	$200	$995.00	$29
6.250% Senior Notes due 2024	$838	$224	$105		$987.50	$104

(1) Per $1,000 principal amount of Notes validly tendered and accepted for purchase. The total consideration includes the Early Participation Amount.

(2)  Includes accrued and unpaid interest.

As previously announced, NRG amended the Tender Offers to increase: (i) the tender offer cap for the 2018 Notes from $300 million to $400 million; and (ii) the overall cap for the Tender Offers from $1.0 billion to $1.1 billion. NRG is also amending the proration methodology for acceptance of tendered 2018 Notes. All other terms of the Tender Offers remain unchanged.

The withdrawal deadline was 5:00 p.m., New York City time on May 20, 2016.  As a result, validly tendered notes may no longer be withdrawn or revoked.

Requests for documents relating to the Tender Offers may be directed to D.F. King & Co., Inc., the Information Agent, at (866) 620-2538 (Toll-Free) or (212) 232-3325.  BofA Merrill Lynch and Deutsche Bank Securities Inc. are acting as Dealer Managers for the Tender Offers. Questions regarding the Tender Offers may be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. Toll-Free) or (980) 388-3646 (Collect) or Deutsche Bank Securities Inc. at (855) 287-1922 (U.S. Toll-Free) or (212) 250-7527 (Collect).

The complete terms and conditions of the Tender Offers are described in the Offer to Purchase, copies of which may be obtained at no charge from D.F. King & Co., Inc.  The Company reserves the right to amend the terms of the Tender Offers or to extend the Expiration Date for the Tender Offers, in its sole discretion, at any time.

None of the Company, its board of directors, the Dealer Managers, the Information Agent, or the trustee with respect to the Notes is making any recommendation as to whether holders of the Notes should tender any Notes in response to any of the Tender Offers.  Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, nor the solicitation of an offer to sell any of the Notes.  The Tender Offers are being made solely by the Company’s Offer to Purchase.  The full details of the Tender Offers, including complete instructions on how to tender Notes, are included in the Offer to Purchase.  Holders of the Notes are strongly encouraged to carefully read the Offer to Purchase because it contains important information.

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of the nation’s largest and most diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 200 company, NRG creates value through best in class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers, large and small, we continually innovate, embrace and implement sustainable solutions for producing and managing energy. We aim to be pioneers in developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost 3 million residential and commercial customers throughout the country.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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Contacts:

Media:	Investors:
Karen Cleeve	Kevin Cole
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527